Exhibit 99.1

                                                               December 22, 2003

Dear employees,

As many of you prepare to enjoy the holiday season, I would like to extend my warmest wishes and thanks for a job well-done in 2003.

You were no doubt surprised by the announcements we made last week. As you know, we believe this offer opens up new prospects for our company. The overall early reaction from the capital markets and media has been positive, and we will be available to you and our shareholders in the next few weeks to help everyone better understand this offer and its impact on Celanese.

Many positive events occurred at Celanese in 2003. OneSAP is clearly a high priority for realigning our company. We thank you for your hard work and for what we anticipate will be continued success with the roll-out. Six Sigma, Operational Excellence and other initiatives have moved Celanese one step closer towards improving efficiency and increasing productivity. Without you, this would not have been possible.

You also worked very hard to support our growth and portfolio initiatives: Our success stories in 2003 include the integration of the Emulsions business, repositioning Intermediates, and our continued efforts to align Ticona with innovative solutions for our customers. Acetate also took further pro-active measures to improve its cost base.

Amidst a difficult environment, all our businesses, plants and functions have proved that Celanese is one of the best companies in the industry - a fact confirmed by our shareholders, the media and financial analysts alike.

We will continue to draw on your abilities, motivation and commitment to face the challenges that lie ahead.

Celanese is geared for growth and productivity. In 2004, we expect a moderate economic recovery. We are confident that our company is well equipped to translate this momentum into sustainable success and equally committed to continue our track record of performance.

I wish you and your loved ones happy holidays and all the best for the New Year.

Sincerely,
Claudio Sonder